UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2009

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2009 (the “Closing Date”), Barnes Group Inc. (the "Company") entered into a $35,000,000 unsecured credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Lender and as Administrative Agent. The proceeds from the Credit Agreement may be used for working capital, capital expenditures and general corporate purposes. The available borrowing period under the Credit Agreement is from the Closing Date through December 31, 2009 (“Availability Period”). During the Availability Period the Company may borrow either under (i) Tranche A, which serves as a term loan and will amortize in ten quarterly installments beginning April 1, 2010 or (ii) Tranche B, which serves as a working capital facility, allows for reborrowing of amounts repaid and will amortize in six quarterly installments beginning April 1, 2010; provided, that, the outstanding loans under Tranche B may not exceed the lesser of $20,000,000 or $35,000,000 less any Tranche A loans outstanding from time to time; and provided further, that the aggregate outstanding loans under Tranches A and B of the Credit Agreement may not exceed $35,000,000. At the Company’s option, the loans will bear interest either at LIBOR plus 4.25% or at Wells Fargo’s Base Rate plus 1.75%. The Company paid an up front fee of $437,500. The Company is to pay a fee quarterly during the Availability Period equal to 0.50% of the unused commitment. The Credit Agreement’s covenants are substantially the same as the covenants under the Company’s $400,000,000 Amended Revolving Credit Agreement, dated September 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2009	BARNES GROUP INC.
(Registrant)

	By:	/s/Christopher J. Stephens, Jr.
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer